Exhibit 99.1

IMPLANT SCIENCES AMENDS SECURITY PURCHASE AGREEMENT WITH LAURUS

WAKEFIELD, MA. October 3, 2008…Implant Sciences Corporation (AMEX: IMX), a high technology supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced that on September 30, 2008, the Company and LV Administrative Services, Inc., as administrative and collateral agent (the “Agent”) for each of Laurus Master Fund, Ltd. (“Laurus”) and Valens Offshore SPV I, Ltd. (“Valens Offshore” and together with Laurus and the Agent, the “Holders”), entered into an amendment, effective as of September 29, 2008, to the Securities Purchase Agreement dated as of September 29, 2005 between the Company and Laurus (the “Purchase Agreement”).  Under the amendment, the Company paid $250,000 to the Agent, which payment is being applied first to any accrued and unpaid dividends on the shares of Series D Cumulative Convertible Preferred Stock purchased by Laurus pursuant to the Purchase Agreement (and subsequently assigned to Valens Offshore), and then to the outstanding principal balance under the Purchase Agreement and certain related documents.  In exchange for this payment, the Holders agreed to change the Mandatory Redemption Date of the Series D Cumulative Convertible Preferred Stock from September 29, 2008 to October 24, 2008, at which time the remaining principal is due.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to repay the remaining principal on the redemption date and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended June 30, 2007 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com